Exhibit 4.1

UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF DTC OR A NOMINEE THEREOF.  THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN DTC OR SUCH NOMINEE, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

H. J. HEINZ COMPANY

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No. 1	U.S. $400,000,000 CUSIP: 423074AM5

H.J. HEINZ COMPANY, a corporation duly organized and existing under the laws of the Commonwealth of Pennsylvania (herein called the “Company”, which term includes any successor Person under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of THREE HUNDRED MILLION UNITED STATES DOLLARS on September 12, 2016 and to pay interest thereon from September 12, 2011 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semiannually in arrears on March 12 and September 12 in each year, commencing March 12, 2012 at the rate of 2.000% per annum, until the principal hereof is paid or made available for payment.  The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the March 1 or September 1 (whether or not a Business Date), as the case may be, next preceding such Interest Payment Date. Except as otherwise provided in the Indenture, any such interest not so timely paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Payment of the principal of (and premium, if any) and any such interest on this Security will be made at the office or agency of the Company maintained for that purpose, pursuant to the Indenture, which shall initially be the Corporate Trust Office of the Trustee located at 1251 Avenue of the Americas, 19th Floor, New York, New York 10020, Attn: Corporate Trust Department in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debt.  The Company, by or through the Trustee, may at its option pay interest by United States dollar check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register; provided, however, that payments to The Depository Trust Company (“DTC”) will be made by wire transfer of immediately available funds to the account of DTC or its nominee.

Reference is hereby made to the further provisions of this Security set forth on the reverse side hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof, directly or through an Authenticating Agent, by manual signature of an authorized signatory, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: September 12, 2011

H. J. HEINZ COMPANY
By:
Name: Leonard A. Cullo, Jr.
Title: Vice President-Treasurer

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated herein issued under the Indenture described herein.

Dated: September 12, 2011

UNION BANK, N.A.

By:_____________________________
Authorized Officer

[Form of Reverse]

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of July 15, 2008 (herein called the “Indenture”), between the Company and Union Bank, N.A. (formerly Union Bank of California, N.A.), as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, limited in aggregate principal amount to U.S. $300,000,000, subject to the Company’s right from time to time, without giving notice to or seeking the consent of the holders of the Securities, to issue an unlimited amount of additional securities in one or more series having the same ranking and the same interest rate, maturity and other terms as the Securities other than issue date, issue price and the payment of interest accruing prior to the issue date of the additional securities. The Securities of this series are issuable in registered form, without coupons in denominations of U.S. $2,000 or any integral multiple of U.S. $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth Securities of this Series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of any authorized denominations, as requested by the Holder surrendering the same, upon surrender of the Security or Securities to be exchanged at any office or agency described below where Securities of this series may be presented for registration of transfer.

The Securities of this series are redeemable at the Company’s option, at any time in whole or from time to time in part.  The redemption price for the Securities to be redeemed on any date fixed for redemption by or pursuant to the Indenture and the Securities (a “Redemption Date”) will be equal to the greater of the following amounts:

•	100% of the principal amount of the Securities being redeemed; or

•
the sum of the present values of the remaining scheduled payments of principal and interest on the Securities being redeemed on that Redemption Date (not including any portion of any payments of interest accrued to the Redemption Date), discounted to their present value as of such Redemption Date on a semiannual basis at the Treasury Rate (as defined herein), as determined by the Reference Treasury Dealer (as defined herein) plus 20 basis points;

plus accrued and unpaid interest on the Securities to the Redemption Date.

Notwithstanding the foregoing, installments of interest on the Securities that are due and payable on Interest Payment Dates falling on or prior to a Redemption Date will be payable on the relevant Interest Payment Date to the Holders of the Securities as of the close of business on the Regular Record Date immediately preceding such Interest Payment Date.  The redemption price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Partial redemption must be made in an amount not less than U.S. $2,000 or any integral multiple of U.S. $1,000 in excess thereof.

Notice of redemption will be given by mail to Holders of Securities, not more than 60 days nor less than 30 days prior to the date fixed for redemption, all as provided in the Indenture.

In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

“Comparable Treasury Issue” means the United States Treasury security having a maturity comparable to the remaining term of the Securities to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Securities.

“Comparable Treasury Price” means, with respect to any Redemption Date, (i) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations, or (iii) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Reference Treasury Dealer” means (i) J.P. Morgan Securities LLC, BNP Paribas Securities Corp. and HSBC Securities (USA) Inc. (or their affiliates which are Primary Treasury Dealers (as defined below)), and their successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company will substitute therefor another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealer(s) selected by the Company.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

Upon the occurrence of a Change of Control Triggering Event, unless the Company has exercised its right to redeem the Securities as described above, each Holder of the Securities will have the right to require the Company to purchase all or a portion (equal to U.S. $2,000 and any integral multiple of U.S. $1,000 in excess thereof) of that Holder’s Securities pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the rights of Holders of the Securities on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following the date upon which the Change of Control Triggering Event occurred, or at the Company’s option prior to any Change of Control but after the public announcement of the pending Change of Control, the Company will be required to send, by first class mail, a notice to each Holder of the Securities, with a copy to the Trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

The Company will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Company and such third party purchases all the Securities properly tendered and not withdrawn under its offer.  Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control Triggering Event conditional upon such Change of Control.

“Capital Stock” means:

1.           in the case of a corporation, corporate stock;

2.           in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

3.           in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

4.           any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.

“Change of Control” means the occurrence of any one of the following:

1.           the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s properties or assets and those of the Company’s subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Company or one of the Company’s subsidiaries;

2.           the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Company or one of the Company’s wholly-owned subsidiaries, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the then outstanding shares of the Company’s Voting Stock, measured by voting power rather than number of shares;

3.           the first day on which a majority of the members of the Company’s Board of Directors cease to be Continuing Directors; or

4.           the adoption of a plan relating to the Company’s liquidation or dissolution by the Company’s Board of Directors.

Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control if (a) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (b)(x) immediately following that transaction, the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (y) immediately following that transaction no person is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who (1) was a member of such Board of Directors on the date of the issuance of the Securities; or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment.

“Fitch” means Fitch Ratings and its successors.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s), a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) and a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch).

“Moody’s” means Moody’s Investors Service Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means (1) each of Moody’s, S&P and Fitch, and (2) if any of Moody’s, S&P or Fitch ceases to rate the Securites or fails to make a rating of the Securities publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by the Company (as certified by a resolution of the Company’s Board of Directors and reasonably acceptable to the Trustee) as a replacement agency for Moody’s, S&P or Fitch, or each of them, as the case may be.

“Rating Event” means (i) the rating of the Securities is lowered by each of the Rating Agencies during the period (the “Trigger Period”) commencing on the earlier of the first public notice of (a) the occurrence of a Change of Control or (b) the Company’s intention to effect a

Change of Control and ending 60 days following consummation of such Change of Control (which period shall be extended so long as the rating of the Securities is under publicly announced consideration for possible downgrade by any of the Rating Agencies) and (ii) the Securities are rated below an Investment Grade Rating by each of the Rating Agencies on any day during the Trigger Period; provided that a rating event will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if each Rating Agency making the reduction in rating does not publicly announce or confirm or inform the Trustee in writing at the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event).  The Company will promptly notify the Trustee, in writing, of any Rating Event.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” means, with respect to a corporation or other entity, Capital Stock of any class or classes entitled to vote under ordinary circumstances in the election of the board of directors, managers or trustees of such entity (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power upon the occurrence of any contingency).

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding (with each series voting as a separate class in certain cases specified in the Indenture, or with all series voting as one class, in certain other cases specified in the Indenture), on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notification of such consent or waiver is made upon this Security.

As set forth in, and subject to, the provisions of the Indenture, no Holder of any Security of this series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to this series, the Holders of not less than 25% in principal amount of the Outstanding Securities of this series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in principal amount of the Outstanding Securities of this series a direction inconsistent with such request and shall have failed to institute such proceedings within 60 days; provided, however, that such limitations do not apply to a suit instituted by the Holder hereof for the enforcement of payment of the principal of (and premium, if any) or any interest on this Security on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and any interest on this Security at the times, places and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of (and premium, if any) and any interest on such Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form, without coupons, in denominations of U.S. $2,000 and any integral multiple of U.S. $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

Notwithstanding anything in the Indenture or in the terms of this Security to the contrary, the exchange of this Security for a Security will be subject to satisfaction of the provisions of the United States tax laws in effect at the time of the exchange. Neither the Company nor the Trustee nor any agent of the Company or the Trustee shall be required to exchange this Security for a Security if (i) as a result thereof and in the Company’s judgment, the Company would incur adverse consequences under then applicable United States Federal income tax laws and (ii) in the case of the Trustee or any agent of the Company or the Trustee, the Company shall have delivered to such Person an Officer’s Certificate and an Opinion of Counsel as to the matters set forth in clause (i) above.

The Indenture and the Securities shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws provisions thereof.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.